Allied Nevada reports Second Quarter 2008 Financial Results

August 11, 2008 Reno, Nevada- Allied Nevada Gold Corp. ("Allied Nevada" or the "Company") (TSX:ANV; AMEX:ANV) reported its financial results for the second quarter ended June 30, 2008. The financial results are based on United States GAAP and are expressed in US dollars.

Highlights:

- Allied Nevada has reported its outlook for the remainder of the year. Mining and leaching activities at the Hycroft Mine started during the quarter. These and other remaining activities required to have gold production from Hycroft this year are on schedule and the company expects to attain full production capacity in the second quarter of 2009. Drilling results at Hycroft continue to be encouraging and the Company is working towards releasing an oxide reserve update in the third quarter and a sulfide resource update early in 2009.
- Allied Nevada reported a second quarter loss of $9,858,000 ($0.18 per share) and cash used in operating activities of $4,381,000 compared to a loss of $1,776,000 ($0.08) and cash used in operating activities of $1,502,000 in the prior year period.
- For the six-month period ended June 30, 2008, cash used in investing activities was $28,106,000 compared to $15,016,000 in the prior year period. During the quarter, Allied Nevada received approval for its revised plan of operations from the Bureau of Land Management and posted the required surety bond. These actions allowed the Company to move forward with its development plans at the Hycroft Mine. Capital expenditures in the current quarter related to Allied Nevada's ongoing development program required to commence production in the fourth quarter of 2008.
- For the six-month period ended June 30, 2008, cash provided by financing activities was $67,184,000 compared to $25,224,000 in the prior year period. During the current quarter Allied Nevada completed an initial public offering of stock and repaid the previously drawn amounts under the Ionic Capital Corp. loan facility.
- Allied Nevada ended the quarter with a cash and cash equivalent balance of $51,561,000.

Outlook

Operational activities commenced at the Hycroft Mine during the quarter and are proceeding as per management's expectations. Recruiting of nearly all key personnel at the mine is complete. Mining and leaching activities at the Company's Hycroft Mine have commenced. Ore is being loaded on to existing leach pads, and solutions are being applied to the ore. Construction of the leach pad expansion is scheduled for completion in the third quarter of 2008. Minor repairs of existing infrastructure are underway and are expected to be completed in the third quarter. Construction of a new site refinery has begun and is scheduled for completion in the third quarter of 2008. The Hycroft Mine will begin gold production in the fourth quarter of 2008 and the Company expects to achieve full production capacity in 2009.

The Hycroft reactivation project near Winnemucca, Nevada, involves reopening the Brimstone oxide open pit mine which has been on care and maintenance since 1998. The plan will involve the mining and processing of ore with the heap leach extraction process. Gold and silver will be produced by utilizing a "run of mine" heap leach process and a Merrill Crowe gold recovery plant. Based upon historic gold recovery of Brimstone ores, gold recovery is estimated to average 56.6%.

Mike Doyle, Vice President of Project Development says, "The Hycroft Team has done an outstanding job in bringing the Hycroft Mine back into production. The mining and leaching of ore has commenced and all construction activities are on schedule. We are excited about our progress towards pouring our first gold in the fourth quarter of this year."

Total capital, working capital and operating costs of attaining full production capacity at Hycroft are expected to be approximately $56 million:

	Millions
Capital expenditures	$ 33.5
Working capital requirements	14.0
Operating expenses	8.0
Expenditures prior to attainment of commercial production	$ 56.0

Approximately $22 million of these expenditures have been incurred to date, leaving approximately $34 million of expenditures remaining to achieve full production capacity.

The total capital expenditures of $33.5 million include the following major expenditures:

- $24.8 million for the purchase of a mining fleet and ancillary equipment. These expenditures include the costs of purchasing, transporting, and rebuilding the used Komatsu mining fleet, the acquisition of a production drill and a Komatsu dozer under capital leases, and associated service vehicles and other ancillary equipment to operate a mine.
- $3.0 million related to the mining of overburden. Total costs of removing the overburden from the Brimstone deposit are expected to be approximately $10.0 million. Under US GAAP guidance, $3.0 million of this total expenditure will be capitalized and the remainder will be treated as an operating expense.
- $2.8 million for the expansion of the Brimstone leach pad. The expansion of the Brimstone leach pad has been split into three phases with the first phase being completed during the third quarter of 2008. The remaining two phases will be completed in 2009 and 2010 and will be funded from operating cash flows.
- $1.3 million for the construction of a new refinery.
- $1.6 million required for general site improvements and other capital.

The working capital requirements of $14.0 million include the work-in-process inventories maintained on the heap leach pad and the supplies inventory to operate the mine. The operating expenses of $8.0 million represent the startup expenditures and the mining of the overburden that must be expensed prior to attainment of commercial production. All of the information above can be found in the Company's technical report entitled "Technical Report – Hycroft Mine" dated June 18, 2008 prepared by Scott E. Wilson Consulting Inc.

The Company expects to issue a new oxide ore reserve and resource estimate in the third quarter of 2008. The new reserve and resource estimate will utilize results from historical exploration data and a recently completed exploration drill program at the Hycroft mine. Management expects the new reserve to substantially increase the production life of the oxide plant.

In addition to the Hycroft oxide ore reserve and resource update, the Company expects to issue a new sulfide resource estimate in the first quarter of 2009. Management expects to see a substantial increase from the present 4.6 million ounce sulfide gold resource that exists at Hycroft. Five exploration drills are operating at the site, and the focus of the drill program for the remainder of 2008 is sulfide resource addition at the Hycroft mine.

Regional exploration field work continues on the highly prospective land package that the company controls in the state. The bulk of this work is being conducted by our joint venture partners. Management expects that approximately 100,000 feet of exploration drilling will be conducted on these properties by others during 2008. The Company expects to receive advanced minimum royalty payments of $3 million dollars from our joint venture partners this year. The present focus of the regional exploration program that is directly controlled by the Company is focused on the Contact, Mountain Springs and Hasbrouck/Three Hills properties. The exploration field work that is underway is being conducted in order to design exploration drill programs.

Results of operations

Allied Nevada reported a second quarter loss of $9,858,000 ($0.18 per share) and cash used in operating activities of $4,381,000 compared to a loss of $1,776,000 ($0.08 per share) and cash used in operating activities of $1,502,000 in the prior year period. The increase in the consolidated net loss of $8,082,000 is largely due to an increase of $4,974,000 in exploration, property evaluation and holding costs, an increase of $1,642,000 in corporate administration and investor relations costs, the incurrence of $1,146,000 of interest expense, and $292,000 of start up costs.

Exploration, property evaluation and holding costs increased to $5,582,000 in the three month period ended June 30, 2008, as compared with $608,000 for the same period in 2007. The principal variances from the 2007 period are as follows:

- Allied Nevada expensed $4,343,000 of costs related to exploration activities at the Hycroft Mine in the second quarter of 2008. These expenses were primarily related to drilling and assaying costs. During the three month period ended June 30, 2008, about 100 drill holes were completed for a total of approximately 60,000 feet drilled. The objective of the drilling program was to confirm and expand the existing oxide gold reserves and resources and to test the economic viability of the sulfide gold and silver mineralization on the Hycroft property. Most of the drill holes encountered both oxide and sulfide mineralization. During the same period in 2007, the Company expensed $184,000 of costs related to our exploration activities.
- The cost of maintaining the Hycroft Mine site on care and maintenance was $674,000 higher for the three months ended June 30, 2008 when compared to the same period of 2007. Higher care and maintenance costs were incurred during the second quarter of 2008 as maintenance activities continued to ensure that the property could operate in view of our recent decision to reactivate the mine.
- After completion of the Arrangement pursuant to the Arrangement Agreement on May 10, 2007, Allied Nevada began operating as an independent company and employed its own exploration geologists in the corporate office. For the three

month period ended June 30, 2008, the costs of these exploration salaries, benefits and travel expenses were $221,000. In the same period of 2007 we were allocated a portion of the Vista corporate expenses under the application of the continuity of interests method of accounting, which totaled $1,000 and incurred approximately $14,000 of exploration salaries, benefits, and travel costs from May 10, 2007 through June 30, 2007.

In anticipation of commencing operational activities at the Hycroft Mine, we expensed $292,000 of start up costs consisting primarily of salaries and benefits for employees hired during the second quarter. There were no comparable costs incurred during the same period in 2007.

Corporate administration and investor relations costs increased to $2,877,000 in the three months ended June 30, 2008, compared to $1,235,000 for the same period in 2007. The increase of $1,642,000 for the 2008 period can be attributed to a number of factors:

- In the three months ended June 30, 2008, we recognized stock based compensation expense of $1,521,000 from the Allied Nevada Stock Option Plan, resulting from grants of options to purchase shares of common stock as well as a grant of Restricted Share Units pursuant to the Allied Nevada Restricted Share Plan. There were no stock based compensation expenses from either the Allied Nevada Stock Option Plan or the Allied Nevada Restricted Share Plan for the same period in 2007. Vista's stock based compensation allocations to us, which are described above and included in the above allocated expenses, were $24,000 in the same period of 2007.
- In the three months ended June 30, 2008, compensation, benefits, and related employee costs increased to $607,000 compared to $329,000 in the same period of 2007. The increase is reflective of a full quarter of the above costs in the 2008 period compared to approximately 50 days in the 2007 period and hiring of additional corporate staff.
- In the three months ended June 30, 2008, we were not allocated any of Vista's general and administrative ("G&A") expenses, while in the same period of 2007, we were allocated $48,000 of Vista's G&A expenses.
- In the three months ended June 30, 2007, we incurred $275,000 of initial costs relating to establish legal structures and to develop necessary accounting and business systems. There were no similar costs in the 2008 period.

Allied Nevada incurred $1,146,000 of interest expense in the three months ended June 30, 2008. There was no interest expense in the same period of 2007. $1,133,000 of the Company's interest expense was attributable to the Ionic term loan. Approximately $1,100,000 of deferred loan costs were expensed as a result of a voluntary repayment on the Ionic term loan of CDN$ 10.0 million in May 2008. As at June 30, 2008 there were no drawings outstanding under this loan facility and we do not intend to make any further drawings under this facility.

Investing activities

Net cash flows used in investing activities in the six month period ended June 30, 2008 increased to $28,106,000 from $15,016,000 in the same period of 2007. The increase of $13,090,000 for the 2008 period resulted from the following factors:

- In the six months ended June 30, 2008, we added $20.3 million of capital items, consisting mostly of $17.2 million for a used mining fleet, critical capital spares, and capital costs relating to disassembly, transportation, and reassembly, $1.1 million for construction costs of a leach pad, and $0.7 million for construction of a refinery.
- In the six months ended June 30, 2008, we incurred $2.5 million in capitalized exploration costs attributable to proven and probable reserves at the Hycroft mine. This was partially offset by $0.5 million in cost recoveries on other properties for an increase in mineral properties of $2.0 million, net of cost recoveries.
- In May 2008, the Company established a $6.8 million collateral account to support an additional surety bond in the amount of $6.8 million for the benefit of the Bureau of Land Management (BLM), which allows the Company to resume mining operations at the Hycroft mine. There was no comparable transaction in the six months ended June 30, 2007. Additionally, for the six month period ended June 30, 2008 we earned interest of $0.1 million on our restricted cash balances.
- In May 2008 and June 2008, the Company entered into two capital leases for mining equipment in exchange for down payments of $0.3 million and $2.2 million of capital lease obligations. $2.2 million of $2.5 million of equipment acquired has been reflected as a non-cash financing and investing activity on our Condensed Consolidated Statement of Cash Flows for the three and six month period ended June 30, 2008.
- In the six months ended June 30, 2007, the Company acquired the Pescio Nevada Assets in exchange for $15.0 million and 12.0 million shares. There was no significant acquisition of mineral interests in the six months ended June 30, 2008.

Financing activities

The net cash provided by financing activities was $67,184,000 in the six months ended June 30, 2008 compared to $25,224,000 in the same period of 2007. The increase of $41,960,000 in cash provided by financing activities is the result of the following factors:

- In April 2008, Allied Nevada sold and issued 14,375,000 shares of its common stock in public offering and received gross proceeds of $CDN 74.4 million or approximately $74.5 million based upon the U.S./Canadian exchange rate on the closing

date. The Company incurred approximately $5.2 million of costs in connection with the April 2008 offering. There was no comparable public offering in the same period of 2007.

- In May 2007, Vista in connection with the Arrangement Agreement paid Allied Nevada $25.0 million. There was no comparable payment in the 2008 period.
- In March 2008, Allied Nevada borrowed $9.7 million ($CDN 10.0 million) from Ionic Capital Corp. ("Ionic") and paid $1.7 million of deferred loan costs to Ionic. After completion of the public offering described above, Allied Nevada voluntarily repaid $CDN 10.0 million ($10.1 million). There were no comparable borrowings and repayments of debt in the same period of 2007.

Liquidity and Capital Resources

At June 30, 2008, our total assets increased to $169.1 million from $106.5 million at December 31, 2007. Most of the increase in total assets is attributable to the net proceeds from the April 2008 offering described above.

At June 30, 2008, Allied Nevada had working capital of $46.4 million compared to working capital of $19.7 million at December 31, 2007, representing an increase of $24.1 million. The increase is primarily attributable to the $31.5 million increase in cash discussed above.

At June 30, 2008, Allied Nevada had cash and cash equivalents totaling $51.6 million. All cash equivalents were invested in high quality short-term money market instruments, including bankers' acceptances, bank notes, certificates of deposit, government securities, commercial paper and repurchase agreements of domestic and foreign issuers. At June 30, 2008, no funds were invested in asset backed commercial paper.

Although CDN $17.0 million was available to be drawn down on the Ionic Credit Agreement as of June 30, 2008, Allied Nevada did not borrow any additional amounts prior to the end of July 2008. Consequently, no amounts are available to be borrowed on this credit facility.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding plans for reactivation of the Hycroft Mine including reserve and resource estimates; anticipated scheduling, production and other estimates; estimated gold and silver recovery; estimated costs of sales; estimated operating costs; availability of outside contractors to perform activities relating to re-start and operation of Hycroft; future personnel count at Hycroft; estimated capital costs; availability and timing of capital for financing the planned reactivation, future gold and silver prices and other statements that are not historical facts. Forward-looking statements are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada's status as a newly formed independent company and its lack of operating history; risks that Allied Nevada's acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors including contractors to complete the pre-strip and construct the leach pad; availability of qualified mine operating personnel; availability of equipment; availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; and uncertainties relating to obtaining approvals and permits from environmental regulatory authorities including timing of required reclamation bond approval; as well as those factors discussed in Allied Nevada's filings with the U.S. Securities and Exchange Commission (the "SEC") including Allied Nevada's latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

Material assumptions: The anticipated timing and cost of reactivation of the Hycroft Mine as well as the expected production from the mine are based on the following assumptions:

Capital cost estimates based on current cost estimates (January of 2008) of construction and mining costs. These estimates were developed by independent consultants and Allied Nevada employees. Production estimates are based upon the actual gold recovery achieved on Brimstone ores. Ore tonnage estimates and gold grades are per the mine plans and production schedules developed by an independent consultant and Allied Nevada employees. Management of Allied Nevada reviewed the detail and key assumptions of all third party work.

The preparation of the technical information contained in this press release was supervised by Scott Wilson, a qualified person under Canada's NI 43-101.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com.

ALLIED NEVADA GOLD CORP. (A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(US dollars in thousands)

	June 30, 2008 (unaudited)	December 31, 2007
Assets:		
Cash and cash equivalents	$ 51,561	$ 20,105
Supplies inventory	852	147
Prepaids and other	1,572	1,068
Current assets	53,985	21,320
Restricted cash	12,498	5,586
Mineral properties and development costs	77,176	76,394
Plant and equipment, net	23,357	1,037
Reclamation premium and asset retirement cost asset	2,118	2,177
Total assets	$ 169,134	$ 106,514
Liabilities:		
Accounts payable	$ 6,447	$ 964
Capital lease obligations, current portion	377	11
Accrued liabilities and other	522	471
Asset retirement obligation, current portion	133	133
Current liabilities	7,479	1,579
Capital lease obligations, noncurrent portion	1,799	12
Asset retirement obligation and closure costs	5,369	5,167
Total liabilities	14,647	6,758
Shareholders' Equity:		
Common stock	57	43
Additional paid-in capital	193,348	121,904
Deficit accumulated during the exploration and development stages	(38,918)	(22,191)
Total shareholders' equity	154,487	99,756
Total liabilities and shareholders' equity	$ 169,134	$ 106,514

ALLIED NEVADA GOLD CORP. (A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF LOSS (Unaudited)

(US dollars in thousands, except share and per share amounts)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Cumulative During Exploration and Development Stages
Operating expenses:					
Property evaluation and holding costs	$ 5,582	$ 608	$ 10,482	$ 868	$ 24,902
Start up costs	292	-	292	-	292
Corporate administration and investor relations	2,877	1,235	4,759	1,545	12,521
Impairment of mineral properties	432	---	432	---	1,110
Depreciation	92	50	166	99	1,263
Asset retirement obligation and closure costs	132	44	261	44	1,532
Total costs and expenses	9,407	1,937	16,392	2,556	41,620
Other income (expense):					
Interest income	373	161	548	405	2,371
Interest expense	(1,146)	---	(1,223)	---	(1,234)
Other income	322	---	340	61	540
Income earned during exploration stage	---	---	---	---	1,025
Total other income	(451)	161	(335)	466	2,702
Net loss	$ (9,858)	$ (1,776)	$ (16,727)	$ (2,090)	$ (38,918)
Weighted average number of shares outstanding	56,037,337	22,062,065	49,503,024	11,031,032	
Basic and diluted loss per share	$ (0.18)	$ (0.08)	$ (0.34)	$ (0.19)	

ALLIED NEVADA GOLD CORP. (A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Cumulative During Exploration and Development Stages
Cash flows from operating activities:					
Net loss for the period	$ (9,858)	$ (1,776)	$ (16,727)	$ (2,090)	$ (38,918)
Adjustments to reconcile net loss for the period to net cash used in operating activities					
Impairment of mineral interests	432	---	432	---	1,110
Depreciation and amortization	122	50	225	99	1,301
Amortization of deferred loan costs	1,133	---	1,167	---	1,642
Accretion of retirement obligation and closure costs	102	74	202	103	1,479
Foreign currency loss	329	---	313	---	313
Gain on disposal of assets	(196)	---	(196)	---	(241)
Allocated expenses from Parent company	---	14	---	87	2,691
Stock based compensation	1,551	---	2,174	---	3,424
Change in operating assets and liabilities:					
Accounts receivable	---	(148)	---	(129)	179
Supplies inventory	(746)	(224)	(825)	(228)	(789)
Prepaids and other	238	---	78	---	(984)
Accounts payable	2,628	97	5,484	107	6,345
Accrued liabilities and other	(116)	411	51	369	381
Net cash used in operating activities	(4,381)	(1,502)	(7,622)	(1,682)	(22,067)
Cash flows from investing activities:					
Restricted cash	(6,866)	(66)	(6,912)	(130)	(12,498)
Additions to mineral properties, net of cost recoveries	(674)	205	(2,361)	216	(877)
Acquisition of mineral properties	(5)	(15,000)	(5)	(15,000)	(20,330)
Additions of plant and equipment	(4,965)	(99)	(19,828)	(102)	(21,834)
Proceeds on disposal of assets	1,000	---	1,000	---	1,212
Net cash used in investing activities	(11,510)	(14,960)	(28,106)	(15,016)	(54,327)
Cash flows from financing activities:					
Proceeds on issuance of common stock	74,415	25,000	74,450	25,000	116,722
Offering costs	(5,166)	---	(5,166)	---	(5,952)
Proceeds from term loan	---	---	9,744	---	9,744
Repayment of term loan	(10,057)	---	(10,057)	---	(10,057)
Payment of deferred loan costs	(7)	---	(1,748)	---	(1,748)
Repayments of principal on capital lease agreements	(36)	---	(39)		(49)
Intercompany funding from Parent company	---	(95)	---	224	18,659
Net cash provided by financing activities	59,149	24,905	67,184	25,224	127,319
Net increase in cash and cash equivalents	43,258	8,443	31,456	8,526	50,925
Cash and cash equivalents, beginning of period	8,303	90	20,105	7	636
Cash and cash equivalents, end of period	$ 51,561	$ 8,533	$ 51,561	$ 8,533	$ 51,561
Supplemental Cash Flow Disclosures:					
Cash paid for interest	$ 210	---	$ 254	---	$ 265
Non-Cash Financing and Investing Activities					
Common shares issued for Pescio assets	---	55,518	---	55,518	55,518
Common shares issued for Vista assets	---	23,692	---	23,692	23,692
Warrants issued for services	---	---	---	---	182
Mining equipment acquired by capital lease	2,191	---	2,191	---	2,191